EXHIBIT 5.2

Curtis, Mallet-Prevost, Colt & Mosle LLP

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London

June 6, 2019

Flex Ltd.

2 Changi South Lane

Singapore 486123

Ladies and Gentlemen:

We have acted as special United States counsel to Flex Ltd., a company organized under the laws of Singapore (the “Company”), in connection with the issuance pursuant to an Indenture dated as of the date hereof (the “Base Indenture”), between the Company, acting through its Bermuda branch, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (together with the Base Indenture, the “Indenture”) of $450 million aggregate principal amount of the Company’s 4.875% Notes due 2029 (the “Notes”), and the sale of the Notes pursuant to an Underwriting Agreement, dated as of May 30, 2019 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as representatives of the several underwriters named therein.  The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-222773)  (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of certain securities, including the Notes.

In rendering the opinion expressed below, we have examined originals or copies of such agreements, instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.  In our examination of the aforesaid documents, we have assumed, without any independent investigation or verification of any kind, the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or duplicate originals, and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents.  As to all matters of fact, we have relied on the

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representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

We have assumed (i) that each of the Underwriting Agreement, the Indenture and the Notes (collectively, the “Documents”) has been duly authorized by all requisite action, corporate or otherwise, (ii) that each of the Underwriting Agreement and the Indenture has been duly executed and delivered by each of the parties thereto, (iii) that the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture, and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, (iv) that each of the Documents constitutes legally valid and binding obligations of each of the parties thereto other than, solely under the laws of the State of New York, the Company, enforceable against each of them in accordance with their respective terms, and (v) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Based upon the foregoing and subject to the further qualifications and limitations set forth below, we are of the opinion that the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to preferences, fraudulent transfers and fraudulent conveyances), suspension of payments, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, (ii) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of any purported waiver of such concepts), regardless of whether enforcement is sought in a proceeding at law or equity and (iii) principles limiting the availability of the remedy of specific performance.

The foregoing opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is limited to questions arising under the laws of the State of New York as in effect on the date hereof, and we express no opinion as to any law other than the laws of such jurisdiction. Without limiting the generality of the foregoing, this opinion does not cover any matters arising under the laws of the jurisdiction of organization of the Company, or other political subdivisions thereof, or under any treaties or conventions to which such jurisdiction may be a party, or by which it may be bound.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof and its incorporation by reference in the Registration Statement, and further consent to the reference to our name under the caption “Legal Matters” in the base prospectus and prospectus supplement thereto, which are a part of the Registration Statement.  In giving this consent, we do not admit that we are (i) “experts” within the meaning of Section 11 of the Securities Act or the rules and regulations of the

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Commission promulgated thereunder or (ii) within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours

/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP